Press Release

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO’s Revenues Reach $70 Million for Its First Quarter

HUNT VALLEY, MARYLAND, JULY 22, 2003-TESSCO Technologies (Nasdaq:  TESS), a leading supplier of integrated product plus supply chain solutions™ to the wireless communications industry, today reported its financial performance for its first quarter ended June 29, 2003.

Comments from Chairman, President and Chief Executive Officer

Robert B. Barnhill, Jr., chairman, president and chief executive officer, stated: “In our first fiscal quarter, we continued to make progress in re-building our foundation for revenue and profit growth. In fact, we saw order input accelerate toward the end of the quarter driving revenues to a near record $70 million, exceeding the interim guidance we gave on June 24th. Our commercial revenues increased sequentially by 3% over the prior quarter, in spite of a decline in our installation, test and maintenance sales.  The success of our affinity consumer direct sales channel continues to sustain our total sales, as our commercial business remains down over last year.  The product mix, especially the current volume of lower margin handset consumer sales, has put pressure on gross margins.  While controlling and reducing corporate support and operations and fulfillment costs, we continue to invest in new business generation, facilities expansion and e-commerce initiatives, which is impacting bottom line profitability.  We expect these investments to generate future revenue growth, with a high degree of operational leverage.

Strategically, our vision is to be the virtual superstore, “Your Total Source”® for everything needed to design, build, run, maintain or use wireless, for a vast number of customers. Customers, when doing business with TESSCO, can have what they need, when and where they need it, without the necessity of maintaining large and costly inventories.

Our revenue growth will be a result of leveraging our vision with continued transition from reliance on the cellular/PCS infrastructure market and diversification into new products, solutions, customers and markets.  We are continuing to grow our market share by achieving a higher share of current product categories purchased and expanding the product categories purchased by existing customers.

We are pursuing the diverse enterprise, education, healthcare, security, public safety, government, military, transportation and utility markets. Customers within these markets are building and running private communication, network, data and security systems, and require and value the TESSCO value proposition. We are reaching these markets directly, if the potential customer is a “self-maintained” user, and through an expanding network of dealers and value-added resellers. Selling to the government markets should be aided upon the expected award of two GSA contracts by this fall. To capture a bigger portion of the large and growing subscriber market, we have continued to build retailer and dealer programs with solutions offering expansion and industry-leading innovations in retail packaging and in-store merchandising. Our newest co-branded on-line “store” offers carriers and dealers the ability to generate cost effective incremental sales and integrate the customer experience.

We look at our geographic expansion in the Western United States as a major component of our ongoing effort to increase market share. Our new expanded logistics center in Reno, Nevada, came online June 2, 2003. This facility will provide a platform for the growth of our market development and sales teams, new customer acquisition, total fulfillment capacity expansion and disaster recovery.

While growing revenues through marketing innovation, we are striving to build productivity from operating excellence. TESSCO’s integrated operating capability continues to be refined to respond to the changing nature of our product offering, customer base, and order profile. Our objective is to achieve a much higher level of global productivity through methodical and systemic process improvements in all areas of our business.

During the past quarter, as previously announced, our Board of Directors announced a share buyback program and undertook a stock option repurchase program, both in response to the recent trading prices of TESSCO’s stock and with the objective of building shareowner value.  Underlying both of these initiatives is a belief by the Board of Directors that our current share price is not properly reflective of its actual value or of TESSCO’s prospects for the future.  When the programs were announced, the TESSCO stock price represented about 55% of book value per share.

The objective of the share buyback program was to increase value for our shareowners.  Under this program, the Board of Directors authorized the buyback of up to 450,000 shares, or approximately 10% of TESSCO’s outstanding common stock.  As of July 20, 2003, 112,900 shares, approximately 2.5% of total shares outstanding at the time the buyback program began, have been purchased at an average cost of $6.68 per share.

Our stock option plans are intended to attract and retain qualified team members, and motivate them to drive shareowner value through equity participation.  Due to the significant decline in TESSCO share price, the majority of outstanding options  no longer provided this incentive and few shares were available under our plans for new grants.  After very careful and deliberate study, the directors decided that an option repurchase program was in the best interest of all shareowners. Using the Black-Scholes methodology, and considering the low share price, the Board determined that the cost of repurchasing and canceling a significant percentage of outstanding options was attractive to shareowners, but still provided a reasonable incentive to option holders to participate in the program. Our independent directors also felt it was important that all option holders, including senior management, be included to give the program credibility.

The repurchase program was completed on June 5, 2003, at which time options for 743,545 shares, having a weighted average exercise price of $21.89 were repurchased and cancelled.  Of the options repurchased, 701,045 are available for future awards, if any.  In the first quarter, this program resulted in a compensation expense of approximately $510,000, or $0.07 per share. After the repurchase, 529,075 options are outstanding at an average exercise price of $13.00.

The Directors well recognize the importance of assuring that options be used to drive performance and thus stock price, and minimize earnings per share dilution.  Now with options outstanding representing 12% of total shares outstanding, the Directors continue to carefully review long-term equity based incentive alternatives.

As we near the end of the first month of our second fiscal quarter, overall momentum is building.  In this current quarter, we look forward to the possibility of continuing our positive trends, and getting the disaster distractions and insurance recovery claims behind us.  TESSCO is well positioned to continue its journey of building shareowner value.”

Financial Results for the First Quarter

Total revenues reached $70.0 million for the first quarter, up 1.2% compared to $69.1 million in the first quarter of last fiscal year. Gross profit was $17.3 million in the first quarter compared to $18.6 million in the first quarter of last fiscal year.  Gross profit margin for the quarter was 24.7% compared to 26.9% in the first quarter of last fiscal year due to product mix.  Gross profit margin for mobile devices and accessories decreased as a result of increased consumer-direct handset volumes, gross profit margin for installation, test and maintenance decreased, while gross profit margin for network infrastructure products increased.

Total selling, general and administrative expenses increased $964,500, or 6%, compared to the prior year quarter.  This increase is attributable to approximately $510,000, or $0.07 per share, of compensation expense related to the Company’s previously announced stock option repurchase that was completed on June 5, 2003, and continued investments in commercial business generation, facilities enhancement and e-commerce initiatives.  The increases were partially offset by productivity improvement initiatives that resulted in lower corporate support expenses and lower operations costs compared to the previous quarter and by a more favorable than anticipated resolution of a customer collection issue.  The Company did not record any benefit from insurance claims during this quarter.  For the first quarter, the Company had a loss from operations of $65,700 compared to operating income of $2.2 million for the first quarter of last fiscal year.  Operating income prior to the effects of the stock option repurchase was $444,300.

Interest, fees and other expense, net increased during the quarter due primarily to increased credit card fees.

The lower gross margin, higher total expenses and the cost of the stock option repurchase resulted in a net loss of $313,300, or $0.07 per share, for the quarter compared to net income of $1.1 million, or $0.25 per share, in the corresponding prior year quarter.

These results are in the face of the continuing recovery and rebuilding efforts required as a result of the October 12 public water main burst that severely damaged TESSCO’s central sales, support, data and phone center.  To date, the Company has received $17.3 million in insurance cash reimbursements, including the $1.2 million partial and interim settlement of the third quarter fiscal 2003 business interruption claim, which was recorded in the fourth quarter.  The Company currently carries an insurance receivable of approximately $1.0 million.  Various insurance claims, including the third and fourth quarter fiscal 2003 business interruption claims, have been filed with the Company’s insurance carrier.  While the ultimate settlement of the insurance claims will not be known for some time, the Company continues to believe that the interim settlements, together with the ultimate resolution, will be adequate to cover short-term recovery costs, ultimate rebuild investment and a portion of loss of profits. The Company is continuing to negotiate the final settlement with its insurance carrier.

The Company’s balance sheet is strong, with corporate borrowings totaling approximately $6.0 million, all of which is facility mortgages.  Cash flow from operations for the quarter was $6.6 million and includes disaster recovery spending offset by insurance cash proceeds received during the quarter.

BUSINESS OUTLOOK

The Company will not give guidance at this time and is considering if and how it will give guidance in the future.

First quarter results will be discussed in a teleconference on July 23, 2003 at 10 a.m. ET. The conference call will be webcast live on the Internet at http://www.tessco.com.

About TESSCO

Welcome to TESSCO Technologies Incorporated: “the vital link to a wireless world.”™ TESSCO connects customers with product plus supply chain solutions configured from product choices from world-class manufacturers. For customers, TESSCO’s vision is to be the virtual superstore: Your Total Source® for everything needed to design, build, run, maintain or use wireless. Customers, when doing business with TESSCO, can have what they need, when and where they need it, without the necessity of maintaining large and costly inventories.

For manufacturers, TESSCO presents, markets, sells, supplies and supports their products as part of a total customer solution, thus providing a cost-effective channel to a broad and diverse customer base. TESSCO’s integrated, closed-loop system, providing Knowledge, Configuration, Delivery and Control, streamlines the supply chain process and lowers total inventories and costs by providing guaranteed availability and complete, on-time delivery to the point of use.

TESSCO began its “total source” operations in 1982 and completed its public offering (NASDAQ: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO’s Global Logistics Center in Hunt Valley, Maryland, and Americas Logistics Center in Reno, Nevada, configure orders for complete, on-time delivery throughout the world. Its solution offerings, consisting of over 34,000 items from over 450 manufacturers, fall within the broad categories of network infrastructure; mobile device and accessory; and installation, test and maintenance products and services.

TESSCO currently serves customers through three distinct sales channels. Through “sell to” and “sell through” channels, TESSCO serves over 14,000 customers per quarter, including a diversified mix of cellular, PCS and paging carriers; system operators; internet service providers; infrastructure site owners and contractors; integrators; enterprise, utility and transportation; education and healthcare; state and local government; federal government and military; wireless dealers; value-added resellers; and retailers. Through the consumer-direct affinity” channel, TESSCO sells to over 80,000 subscribers per quarter with OEM-, carrier-, and co-branded phone and web sales solutions.

To learn more about TESSCO Technologies Incorporated, we invite you to search our award-winning web site, TESSCO.com®, for information about our company, our value proposition and our commitment to marketing innovation and operational excellence.

This press release, and particularly the statements by Robert B. Barnhill, Jr. contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are based on current expectations. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “believes,” “should,”, “expects,” “anticipates,” “estimates,” and similar expressions. Our future results of operations and other forward-looking statements contained in this release involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward- looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

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TESSCO TECHNOLOGIES INCORPORATED

Consolidated Statements of Income

		Fiscal Quarters Ended
	June 29, 2003	March 30, 2003	June 30, 2002
	(unaudited)	(unaudited)	(unaudited)

Revenues	$69,991,100	$69,392,100	$69,135,100
Cost of goods sold	52,685,400	51,778,500	50,569,800

Gross profit	17,305,700	17,613,600	18,565,300

Selling, general and administrative expenses	17,371,400	17,794,300	16,406,900
Benefit from business interruption proceeds	—	(1,212,500)	—
	17,371,400	16,581,800	16,406,900

Income from operations	(65,700)	1,031,800	2,158,400

Interest, fees and other expense, net	448,000	322,900	315,900

Income before provision for income taxes	(513,700)	708,900	1,842,500

Provision for income taxes	(200,400)	274,000	709,400

Net income	$(313,300)	$434,900	$1,133,100

Basic earnings per share	$(0.07)	$0.10	$0.25

Diluted earnings per share	$(0.07)	$0.10	$0.25

Basic weighted average shares outstanding	4,470,200	4,519,900	4,508,500

Diluted weighted average shares outstanding	4,470,200	4,521,400	4,571,800

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	June 29, 2003	March 30, 2003
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,304,100	$—
Trade accounts receivable, net	27,322,700	32,216,000
Insurance receivable from disaster	1,025,800	7,248,100
Product inventory	29,987,900	26,639,700
Deferred tax asset	2,258,600	2,258,600
Prepaid expenses and other current assets	3,571,800	3,606,300
Total current assets	69,470,900	71,968,700

PROPERTY AND EQUIPMENT, net	24,711,300	24,876,900
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	986,300	940,200
Total assets	$97,620,700	$100,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$30,547,800	$27,474,200
Accrued expenses and other current liabilities	3,620,700	8,577,800
Revolving line of credit	—	—
Current portion of long-term debt	379,400	372,800
Total current liabilities	34,547,900	36,424,800

DEFERRED TAX LIABILITY	3,240,600	3,240,600
LONG-TERM DEBT, net of current portion	5,585,700	5,660,800
OTHER LONG-TERM LIABILITIES	1,053,800	926,000
Total liabilities	44,428,000	46,252,200

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	48,400	48,300
Additional paid-in capital	22,094,600	22,040,100
Treasury stock, at cost	(4,327,000)	(3,792,600)
Retained earnings	35,376,700	35,690,000
Total shareholders’ equity	53,192,700	53,985,800
Total liabilities and shareholders’ equity	$97,620,700	$100,238,000

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